Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of July 16, 2015 (this “Amendment”), is made by and among Extra Space Storage Inc., a Maryland corporation (“Parent”), Extra Space Storage LP, a Delaware limited partnership (the “Partnership”), Edgewater REIT Acquisition (MD) LLC, a Maryland limited liability company and a direct or indirect wholly-owned subsidiary of the Partnership (“Merger Sub I”), Edgewater Partnership Acquisition (DE) LLC, a Delaware limited liability company and a direct or indirect wholly-owned subsidiary of the Partnership (“Merger Sub II”), SmartStop Self Storage, Inc., a Maryland corporation (the “Company”), and SmartStop Self Storage Operating Partnership, L.P., a Delaware limited partnership (“Merger Partnership”).

RECITALS

WHEREAS, Parent, the Partnership, Merger Sub I, Merger Sub II, the Company and Merger Partnership entered into that certain Agreement and Plan of Merger, dated as of June 15, 2015 (as amended, supplemented or otherwise modified, the “Merger Agreement”), relating to the merger of the Company with and into Merger Sub I, with Merger Sub I being the surviving company (the “Company Merger”), and the merger of Merger Sub II with and into Merger Partnership, with Merger Partnership being the surviving entity (together with the Company Merger, the “Mergers”);

WHEREAS, concurrently with this Amendment, that certain Asset Purchase Agreement, dated as of June 15, 2015, by and among the Company, Merger Partnership and Strategic 1031, LLC, a Delaware limited liability company, relating to the transfer of the membership interests in SSTI 30 Terrace RD, LLC, a Delaware limited liability company (“SSTI 30 Terrace”), is being terminated with the result that SSTI 30 Terrace will be acquired by Parent at the closing of the Mergers; and

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Merger Agreement. The Merger Agreement shall be amended as follows:

(a) The definition of “Excluded Asset Purchase Agreements” is hereby amended and restated in its entirety to read as follows:

“Excluded Asset Purchase Agreements” means, collectively, (a) the Asset Purchase Agreement by and among the Company, Merger Partnership and Strategic 1031, dated as of the date hereof, relating to the transfer of the membership interests in SSTI Canada Acquisitions, LLC, a Delaware limited liability company, (b) the Asset Purchase Agreement by and among the Company, Merger Partnership and Strategic 1031, dated as of the date hereof, relating to the transfer of the membership interests in SSTI Ladera Land, LLC, a Delaware limited liability company, (c) the Asset Purchase Agreement by and among the Company, Merger Partnership, Self Storage REIT II, LLC, USA SS REIT II Operating Partnership, L.P. and Strategic 1031, dated as of the date hereof, relating to the transfer of the Company’s indirect 1.492% interest in Montgomery County, DST, a Delaware statutory trust, and (d) the Asset Purchase Agreement by and among the Company, Merger Partnership, Strategic Storage Property Management, LLC, SmartStop Self Storage TRS, Inc. and Strategic 1031, dated as of the date hereof, relating to the transfer of the membership interests in SmartStop Asset Management, LLC, a Delaware limited liability company, Strategic Capital Markets Group, LLC, a Delaware limited liability company, SSPM Canada, LLC, a Delaware limited liability company, and Enterprises SSTI Canada TRS Inc., a corporation formed under the laws of Quebec.”

(b) The Company Disclosure Letter is amended as follows:

(i)	Item (i)(b) of Section 1.1(a) is hereby deleted;

(ii)	the reference to SSTI 30 Terrace RD, LLC in Item (ii)(a) of Section 1.1(a) is hereby deleted;

(iii)	Items 15 and 40 of Section 4.25(a)(i) are hereby deleted;

(iv)	Item 4 of Section 4.25(a)(ii) is hereby deleted;

(v)	the first sentence of Item 1 of Section 6.1(a) is hereby deleted; and

(vi)	the first sentence of Item (ix)(1) of Section 6.1(c) is hereby deleted.

2. Miscellaneous.

(a) From and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Merger Agreement as amended hereby. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

(b) Except as specifically set forth above, the Merger Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c) This Amendment shall be governed and construed on the same basis as the Merger Agreement, as set forth therein.

(d) This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Partnership, the Company and Merger Partnership have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

EXTRA SPACE STORAGE INC.

By:	/s/ Gwyn G. McNeal
Name:	Gwyn G. McNeal
Title:	Chief Legal Officer

EDGEWATER REIT ACQUISITION (MD) LLC

By:	/s/ David L. Rasmussen
Name:	David L. Rasmussen
Title:	Manager

EDGEWATER PARTNERSHIP ACQUISITION (DE) LLC

By:	/s/ David L. Rasmussen
Name:	David L. Rasmussen
Title:	Manager

EXTRA SPACE STORAGE LP

By:	ESS HOLDINGS BUSINESS TRUST I, its sole general partner

By:	/s/ P. Scott Stubbs
Name:	P. Scott Stubbs
Title:	Trustee

[Signature Page to Amendment No. 1 to Merger Agreement]

SMARTSTOP SELF STORAGE, INC.

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer and President

SMARTSTOP SELF STORAGE OPERATING PARTNERSHIP, L.P.

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer and President

[Signature Page to Amendment No. 1 to Merger Agreement]